Contact:  610-337-1000                       For Release:  July 27, 2005
          Robert W. Krick, ext. 3141                       Immediate
          Brenda A. Blake, ext. 3202


UGI REPORTS THIRD QUARTER EARNINGS, RAISES GUIDANCE

VALLEY FORGE, Pa., July 27 - UGI Corporation (NYSE:UGI) reported that its results for the third fiscal quarter ended June 30, 2005 were $10.1 million, or $0.10 per diluted share, excluding a loss on the early extinguishment of debt resulting from the previously-reported refinancing at AmeriGas Propane, compared to $8.3 million, or $0.08 per diluted share, for the third quarter of fiscal 2004. Net income for the recent quarter, including the loss on the early extinguishment of debt of $0.09 per diluted share, was $0.01 per diluted share. Earnings per share statistics reflect the 2-for-1 stock split effective May 24, as previously reported.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "We are pleased to report another quarter of improved operating income. Colder weather than last year in our domestic service areas and continued customer growth offset the adverse effects of warmer weather at Antargaz and customer conservation induced by persistently high energy commodity costs."

UGI's domestic propane distributor, AmeriGas Propane, reported an improved seasonal loss of $5.1 million, excluding the loss on the early extinguishment of debt, in the most recently completed quarter compared to a loss of $7.0 million in the 2004 quarter. Including the after-tax loss on the early extinguishment of debt of $9.4 million, AmeriGas Propane's net loss was $14.5 million. For the three months ended June 30, 2005, retail volumes sold increased to 181.9 million gallons from 175.2 million gallons sold in the prior-year period on colder weather and as a result of acquisitions and internal growth. Nationally, weather was 4.9% warmer than normal in the 2005 period compared to weather that was 8.0% warmer than normal in the prior-year period according to the National Oceanic and Atmospheric Administration. Total margin increased principally as a result of higher retail volumes sold at higher average unit margins. Operating expenses in the most recent quarter increased due to higher vehicle fuel costs, higher general insurance costs and increased performance-based equity compensation expense.

                                     -MORE -

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UGI REPORTS THIRD QUARTER EARNINGS, RAISES GUIDANCE                       PAGE 2

At UGI Utilities' Gas Utility, net income rose to $2.3 million in the third quarter of fiscal 2005 from $1.3 million last year. Weather in the service territory was 6.4% warmer than normal and significantly colder than last year's 18.7% warmer than normal weather. "Notwithstanding the cooler weather and year-over-year customer growth, total throughput decreased slightly as increased sales to core-market customers were more than offset by lower volumes transported for interruptible and firm delivery service customers," said Greenberg. Total margin increased reflecting the higher total margin from core-market customers and greater interruptible customer average unit margins. Operating and administrative expenses were higher mainly reflecting higher employee compensation and benefits expenses, including higher performance-based equity compensation expense.

Net income for the quarter from Electric Utility was $2.7 million, down from $3.2 million a year ago. Kilowatt-hour sales and total margin were comparable to the prior year period. Operating and administrative expense rose reflecting, in part, increases in performance-based equity compensation.

Energy Services net income for the quarter increased to $6.3 million from $6.0 million as increased income attributable to higher sales from its generation assets were partially offset by both decreased income from its natural gas marketing unit and higher operating expenses. Operating expenses increased mainly as a result of the operation of a recently purchased propane import terminal in Virginia as previously reported, and higher uncollectible expenses.

International Propane net income increased to $6.4 million in the 2005 quarter from $4.1 million in the 2004 quarter principally as a result of lower income tax expense resulting from a reduction in the statutory tax rate in France. At Antargaz, UGI's LPG distribution business in France, operating income declined as the effect of warm weather-induced lower sales volumes were partially offset by continuing unusually high unit margins. Sales volumes in France decreased to
59.2 million gallons from 66.3 million gallons on weather that was 20% warmer than normal during the 2005 quarter compared to 8% warmer than normal in the 2004 quarter. Results at Flaga, UGI's Austrian-based LPG distribution unit, improved mainly as a result of higher sales volumes.

Revenues for the quarter for UGI increased to $932.5 million from $823.4 million mainly as a result of higher commodity prices.

Separately, UGI raised its earnings guidance approximately 5% for the fiscal year ending September 30, 2005 to $1.82 to $1.89 per diluted share, excluding the loss on the early extinguishment of debt of AmeriGas Propane of $0.09 per diluted share.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

                                   -- MORE --

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UGI REPORTS THIRD QUARTER EARNINGS, RAISES GUIDANCE                       PAGE 3


UGI will host its third quarter FY 2005 earnings conference call on Wednesday, July 27, 2005, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 5244555 (International replay 719-457-0820, passcode
5244555) through July 31, 2005.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/3Q05FINANCIALTABLE.PDF.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions and currency exchange rates. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-08                                   ###                               7/27/05
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                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)


                                             Three Months Ended           Nine Months Ended         Twelve Months Ended
                                                   June 30,                   June 30,                  June 30,
                                          ------------------------    -----------------------    -------------------------
                                            2005(a)       2004(a)       2005(a)       2004(a)      2005(a)        2004(a)
                                          ----------    ----------    ----------    ----------   ----------     ----------
Revenues:
    AmeriGas Propane                      $    349.5    $    315.1    $  1,604.0    $  1,463.0   $  1,916.9     $  1,733.7
    International Propane                      163.1         156.8         804.4         191.2        945.6          201.7
    Gas Utility                                 89.5          97.7         506.6         490.5        576.5          545.7
    Electric Utility                            22.0          21.0          69.9          67.1         92.5           89.4
    Energy Services                            290.6         217.3       1,051.8         779.0      1,240.0          933.3
    Corporate & Other                           17.8          15.5          45.9          42.9         61.1           57.1
                                          ----------    ----------    ----------    ----------   ----------     ----------
       Total revenues                     $    932.5    $    823.4    $  4,082.6    $  3,033.7   $  4,832.6     $  3,560.9
                                          ==========    ==========    ==========    ==========   ==========     ==========

Operating income (loss):
    AmeriGas Propane                      $      1.6    $     (4.0)   $    178.1    $    188.8   $    165.3     $    179.3
    International Propane (b)                   13.2          14.3         189.6           9.8        200.3            9.9
    Gas Utility                                  7.7           6.9          84.4          82.8         81.7           84.8
    Electric Utility                             4.9           5.5          16.8          16.8         20.9           20.5
    Energy Services                             10.6          10.2          30.7          24.0         37.8           29.1
    Corporate & Other                           (0.4)          1.0           0.7           1.6          1.8            2.3
                                          ----------    ----------    ----------    ----------   ----------     ----------
       Total operating income                   37.6          33.9         500.3         323.8        507.8          325.9

Income (loss) from equity investees             (0.7)         (0.6)         (2.0)         12.0         (2.7)          10.2
Loss on extinguishment of debt                 (33.6)           --         (33.6)           --        (33.6)            --
Interest expense:
    AmeriGas Propane                           (19.7)        (20.5)        (60.9)        (62.8)       (81.2)         (83.9)
    International Propane                       (7.8)         (8.3)        (24.3)        (10.2)       (31.7)         (11.2)
    Gas Utility                                 (3.9)         (3.9)        (12.0)        (11.9)       (16.0)         (16.6)
    Electric Utility                            (0.5)         (0.6)         (1.5)         (1.6)        (1.9)          (2.2)
    Corporate and Other, net                    (0.2)         (0.2)         (0.2)         (0.4)        (0.3)          (0.4)
                                          ----------    ----------    ----------    ----------   ----------     ----------
       Total interest expense                  (32.1)        (33.5)        (98.9)        (86.9)      (131.1)        (114.3)
Minority interests, principally
  in AmeriGas Partners                          27.9          14.0         (45.7)        (64.3)       (28.9)         (47.7)
                                          ----------    ----------    ----------    ----------   ----------     ----------
Income before income taxes                      (0.9)         13.8         320.1         184.6        311.5          174.1
Income tax (expense) benefit                     1.6          (5.5)       (123.9)        (70.4)      (117.9)         (65.5)
                                          ----------    ----------    ----------    ----------   ----------     ----------
Net income                                $      0.7    $      8.3    $    196.2    $    114.2   $    193.6     $    108.6
                                          ==========    ==========    ==========    ==========   ==========     ==========

Earnings per share (c):
    Basic                                 $     0.01    $     0.08    $     1.89    $     1.24   $     1.87     $     1.20
                                          ==========    ==========    ==========    ==========   ==========     ==========

    Diluted                               $     0.01    $     0.08    $     1.86    $     1.21   $     1.84     $     1.17
                                          ==========    ==========    ==========    ==========   ==========     ==========

Average common shares
  outstanding (c):
    Basic                                    104.312       101.830       103.542        92.010      103.254         90.642
                                          ==========    ==========    ==========    ==========   ==========     ==========

    Diluted                                  106.024       103.816       105.422        94.084      105.178         92.718
                                          ==========    ==========    ==========    ==========   ==========     ==========

Supplemental information:
   Net income (loss):
    AmeriGas Propane (d)                  $    (14.5)   $     (7.0)   $     22.9    $     36.7   $     15.6     $     27.8
    International Propane (b)                    6.4           4.1         100.6          11.8        102.1            9.2
    Gas Utility                                  2.3           1.3          43.5          42.1         39.3           41.0
    Electric Utility                             2.7           3.2           9.1           9.0         11.1           10.9
    Energy Services                              6.3           6.0          18.2          14.0         22.4           17.0
    Corporate & Other                           (2.5)          0.7           1.9           0.6          3.1            2.7
                                          ----------    ----------    ----------    ----------   ----------     ----------
       Total net income                   $      0.7    $      8.3    $    196.2    $    114.2   $    193.6     $    108.6
                                          ==========    ==========    ==========    ==========   ==========     ==========

(a) UGI Corporation's results include Antargaz as an equity investee through March 31, 2004 and a consolidated operation beginning April 1, 2004.

(b) International Propane's operating income and net income include $19.9 million and $14.9 million, respectively, in both the nine and twelve months ended June 30, 2005 due to the reversal of non-income tax accruals related to a prior year.

(c) Earnings per share and average common shares outstanding for all periods reflect the effects of the Company's 2-for-1 common stock split distributed May 24, 2005 to shareholders of record on May 17, 2005.

(d)  Amounts are net of minority interests in AmeriGas Partners, L.P.